EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-13292 and No. 33-32504, of Ryerson Tull, Inc. of our report dated June 28, 2005 relating to the financial statements and supplemental schedule of the Ryerson Tull Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
June 28, 2005